Exhibit 99

August 14, 2006

CBS CORPORATION INCREASES QUARTERLY DIVIDEND BY 11%

CBS Corporation (NYSE: CBS.A and CBS) announced today that its Board of Directors has approved an 11% increase in the quarterly dividend on the Company’s common stock, from 18 cents to 20 cents per share. The dividend is payable on October 1, 2006 to shareholders of record as of August 31, 2006.

CBS Corporation began trading on January 3, 2006 with a quarterly dividend of 14 cents per share. This announcement marks the third time the Company has raised its quarterly dividend since then, amounting to a total increase of 43%.

CBS Corporation (NYSE: CBS.A and CBS) is a mass media company with constituent parts that reach back to the beginnings of the broadcast industry, as well as newer businesses that operate on the leading edge of the media industry. The Company, through its many and varied operations, combines broad reach with well-positioned local businesses, all of which provide it with an extensive distribution network by which it serves audiences and advertisers in all 50 states and key international markets. It has operations in virtually every field of media and entertainment, including broadcast television (CBS and UPN), cable television (Showtime and CSTV Networks), local television (CBS Television Stations), television production and syndication (CBS Paramount Television and King World), radio (CBS Radio), advertising on out-of-home media (CBS Outdoor), publishing (Simon & Schuster), digital media (CBS Digital Media Group and CSTV Networks) and consumer products (CBS Consumer Products). In Fall 2006, UPN will cease operations and The CW, a new fifth broadcast television network, will launch as a joint venture between CBS Corporation and Warner Bros. Entertainment. For more information, log on to www.cbscorporation.com.

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Contacts:
Press	Investor Relations
Dana McClintock	Debra King
212/975-1077	212/975-3718
dlmcclintock@cbs.com	debra.king@cbs.com